EXHIBIT 23



              CONSENT OF ERNST & YOUNG L.L.P.

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The
Variable Annuity Life Insurance Company Agents' and
Managers' Thrift Plan (Plan) of our reports (a) dated
February 12, 1996, with respect to the consolidated financial statements of American General Corporation (AGC) incorporated by reference in its Annual Report on Form
10-K, (b) dated March 20, 1996 (Exhibit 23), with respect to the financial statement schedules of AGC included in its Annual Report on Form 10-K, and (c) dated June 3, 1996, with respect to the financial statements and schedules of the Plan included in the Plan's Annual Report on Form 11-K, each for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                      ERNST & YOUNG L.L.P.



Houston, Texas
October 3, 1996